Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marblegate Capital Corporation on Amendment No. 1 to Form S-4 (File No. 333-283675) of our report dated October 21, 2024, which includes an explanatory paragraph as to Marblegate Capital Corporation’s ability to continue as a going concern, with respect to our audit of the financial statements of Marblegate Capital Corporation as of December 31, 2023 and for the period from February 2, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

January 16, 2025